Management Incentive Plan

I.Purpose
The Management Incentive Plan (“MIP”) is designed to provide an incentive for key members of the MiMedx Group, Inc. (“MiMedx” or “Company”) management team to exceed the annual corporate objectives and reward those team members with deserving performance. The MiMedx Board of Directors (the “Board of Directors”) has complete authority to interpret the MIP, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the MIP.

The goals of the MIP are:
1.To increase shareholder value.
2.To achieve and exceed the MiMedx annual company objectives.
3.To reward key individuals for demonstrated performance that is sustained throughout the year.
4.To enhance the Company’s ability to be competitive in the marketplace for executive talent, and to attract, retain and motivate a high-performing and high-potential management team.

II.Duration, Termination and Amendment
The MIP is effective on the date of Board approval thereof for calendar year 2023. The MIP will remain in effect from year to year (each calendar year shall be referred to herein as a “Performance Period”) until terminated or suspended by the Board of Directors. The MIP is subject to adjustment by the Company at any time during or after the Performance Period, provided that no adjustment may materially adversely affect any incentive amounts already earned and payable under the MIP. In the event of an adjustment, an addendum will be published to inform eligible participants.

The Board shall have the right to amend or terminate the MIP at any time, provided that any termination shall automatically end all of the outstanding Performance Periods and calculations shall be made with respect to achievement of the performance goals for such Performance Periods for the purpose of determining whether any pro-rata amounts may be payable under the MIP; provided, further, that in the event any pro-rata amounts are payable, such amounts shall be paid as provided in Section IX of the MIP.

III.MIP Participation, Eligibility and Employment Requirement
Participation and eligibility of (i) executive officers is determined by the Board of Directors or its delegate, and (ii) management level employees who are not executive officers is determined by Human Resources. No individual is automatically included in the MIP. Participants are notified in writing of their participation, and verbal comments or promises to any employee or past practices are not binding on MiMedx or any of its divisions or subsidiaries in any manner.

Terminated Employees: Incentives are only earned by employees who are in good standing, not on notice, and employed on the date payment is made. Participants terminating employment prior to the date of payment are not eligible for any incentive payment regardless of the reason for termination of employment, unless otherwise determined by the Board of Directors or its delegate, in its sole discretion, in the case of executive officers or by Human Resources with approval of the Chief Executive Officer, in the case of other management employees.

MiMedx MIP

First Time Participants: New employees hired or promoted into an eligible position on or before September 30 of a Performance Period will be able to begin participating in the MIP on the first day of the first full month in the eligible position. The bonus will be calculated using base salary earnings in the eligible position and time of service during the Performance Period. No incentives will be earned or paid for new hires beginning employment after September 30 of any Performance Period.

Existing Participants: Participants who transfer during a performance period from one MIP eligible position to another MIP eligible position, having either a higher or lower Bonus Opportunity Amount, as herein defined, will begin participating at the new MIP level on the first day of the first full month in the new position. The participant’s Bonus Opportunity Amount will be based on the longest position held and based upon earnings during the eligible time of service during the Performance Period.

Leave of Absence: Participants who have been on an approved leave of absence for medical or other reasons for greater than 60 cumulative days, but 120 or lesser cumulative days, during the year will receive a prorated portion of their earned amount. Participants who have been on an approved leave of absence for medical or other reasons for greater than 120 cumulative days during the year will not be eligible to earn any amount of MIP for the year.

IV.MIP Administration -
Executive Officers. The Board of Directors has the discretion, subject to the provisions of the MIP, to make or to select the manner of making all determinations with respect to the MIP for executive officers. The Board of Directors has delegated the administration of the MIP to the Compensation Committee of the Board of Directors (the “Compensation Committee”), who in turn, will approve and subsequently make recommendations to the Board of Directors of all determinations with respect to the MIP for executive officers. As delegated by the Board of Directors, the Compensation Committee shall have full authority to formulate adjustments and make interpretations under the MIP as it deems appropriate. As delegated, the Compensation Committee shall also be empowered to make any and all of the determinations not herein specifically authorized which may be necessary or desirable for the effective administration of the MIP for executive officers. As delegated, the amounts calculated under the MIP shall be paid only to executive officers upon the Compensation Committee’s determination, in its sole discretion, that the participant is entitled to them. All matters of delegation of the MIP will be approved by the Compensation Committee prior to its recommendation to the Board of Directors.

Other Management Employees. Human Resources, subject to approval of the Chief Executive Officer, has the discretion, subject to the provisions of the MIP, to make or to select the manner of making all determinations with respect to the MIP for management employees who are not executive officers, to formulate adjustments and make interpretations under the MIP as it deems appropriate, and make any and all of the determinations not herein specifically authorized which may be necessary or desirable for the effective administration of the MIP. As delegated, the amounts calculated under the MIP shall be paid only to other management employees upon the determination that the participant is entitled to them.

General. All decisions made on behalf of the Company by the Board of Directors or the Compensation Committee relative to the plan with respect to executive officers are final and binding, and decisions made by Human Resources, subject to the requirements set forth above, relative to management employees who are not executive officers are final and binding. The

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MiMedx MIP

determination of compliance with the individual objectives established under the MIP for an employee shall be made by the Board of Directors in its sole discretion after approval by the Compensation Committee.

V.MIP Bonus Opportunity Determination
The MIP provides for the determination of a bonus opportunity expressed as a percentage of the participant’s base salary earnings during the Performance Period (the “Bonus Opportunity Amount”), contingent upon satisfaction of established performance goals and continued employment through the payment date of any bonus. Participants approved for MIP participation as of January 1 of a Performance Period are eligible for a full year’s participation, not subject to proration if employed for the entire year, in accordance with the provisions hereof. All incentives earned under the MIP will be measured and paid annually.

VI.MIP Participants
The MIP participants include the Company’s Executive Leadership Team, including the Chief Executive Officer (the “CEO”), other Named Executive Officers, plus such other manager and above level persons who are designated for participation.

VII.MIP Method of Calculation
Each participant’s incentive will be calculated based on the achievement of Company and individual performance goals established for the Performance Period, to be determined by resolution of the Board or its delegate. Executive officer calculations will be determined by the Compensation Committee. All other participants’ calculations will be determined by Human Resources, subject to approval of the Chief Executive Officer, using Company and individual performance objectives established for the Performance Period.
Following the end of the Performance Period, management will provide documentation to the Compensation Committee confirming the degree of achievement of all performance metrics and goals, including individual performance goals, pertaining to the Performance Period. The Compensation Committee will review the documentation from management, and following its review, the Compensation Committee will determine the achievement of such performance measures and goals prior to the approval of the Compensation Committee and its subsequent recommendation to the Board of Directors and payment in accordance with such achievement. The Compensation Committee may in its sole discretion reduce or eliminate an incentive amount otherwise calculated and/or Bonus Opportunity Amount for executive officer participants.

VIII.Maximum MIP Payment Amounts
The maximum potential amount to be earned by a participant is two (2) times the participant’s annual base salary for the Performance Period.

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MiMedx MIP

IX.Payment of Earned MIP Amounts
Amounts earned by participants upon satisfaction of the performance goals for a performance period and employment requirement, as approved pursuant to the terms herein, will be paid on or before March 15th of the year following the end of such Performance Period.

X.Exemption from 409A
This Plan is intended to be exempt from the applicable requirements of Section 409A of the Code and shall be construed and interpreted in accordance therewith. The Committee may at any time amend, suspend or terminate this Plan, or any payments to be made hereunder, as necessary to be exempt from Section 409A of the Code. Notwithstanding the preceding, MiMedx shall not be liable to any participant or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any amount to be paid under this Plan is subject to taxes, penalties or interest as a result of failing to be exempt from, or comply with, Section 409A of the Code. The incentive amounts under the MIP are intended to satisfy the exemption from Section 409A of the Code for “short-term deferrals.”

XI.Miscellaneous
Nothing in the MIP shall be deemed to constitute a contract for the continuance of employment of the participants or bring about a change of status of employment. Neither the action of the Company in establishing this MIP, nor any provisions hereof, nor any action taken by the Company shall be construed as giving any employee the right to be retained in the employ of the Company for any period of time, or to be employed in any particular position, or at any particular rate of remuneration.

Further, nothing contained herein shall in any manner inhibit the day-to-day conduct of the business of the Company and its subsidiaries, which shall remain within the sole discretion of management of the Company; nor shall any requirements imposed by management or resulting from the conduct of the business of the Company constitute an excuse for, or waiver from, compliance with any goal established under the MIP.

No persons shall have any right, vested or contingent, or any claim whatsoever, to be granted any award or receive any payment hereunder, except payments of awards determined and payable in accordance with the specific provisions hereof or pursuant to a specific and properly approved agreement regarding the granting or payment of an award to a designated individual.

Neither the MIP, nor any payments pursuant to the MIP, shall affect, or have any application to, any of the Company’s life insurance, disability insurance, PTO, medical or other related benefit plans, whether contributory or non-contributory on the part of the employee except as may be specifically provided by the terms of the applicable benefit plan.

All payments pursuant to the MIP are subject to applicable withholdings. To the extent required by law, the Company shall withhold from all payments made hereunder any amount required to be withheld by Federal and state or local government or other applicable laws. Each participant shall be responsible for satisfying in cash or cash equivalent acceptable to the Committee any income and employment tax withholdings applicable to any payment under the MIP or participation in the MIP.

MiMedx reserves the right to apply a participant’s incentive payment against any outstanding obligations owed to the Company.

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MiMedx MIP

XII. Recoupment

Notwithstanding any other provision of this MIP to the contrary, any Bonus Opportunity Amount or incentive payment received by the participant and/or other cash paid hereunder, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s Compensation Recoupment Policy or similar policies, as it or they may be established or amended from time to time. By participation in this MIP and acceptance of any incentive payment amount, the participant agrees and consents to the Company’s application, implementation and enforcement of (a) any Compensation Recoupment Policy or similar policy established by the Company or any affiliate that may apply to the participant and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate any such Compensation Recoupment Policy, similar policy (as applicable to the participant) or applicable law without further consent or action being required by the participant. To the extent that the terms of this MIP and any Compensation Recoupment Policy or similar policy or law conflict, then the terms of such policy or law shall prevail.

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MiMedx MIP

Exhibit A
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